Exhibit 99.1

Momentive Performance Materials Inc. Reports

Third Quarter 2008 Results

ALBANY, N.Y., November 12, 2008 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal three-month period ended September 28, 2008. Highlights include:

•	Net sales of $699.9 million compared to $624.4 million in the fiscal three-month period ended September 30, 2007, an increase of approximately 12%.

•	Adjusted EBITDA of $105.3 million compared to Adjusted EBITDA of $115.9 million in the fiscal three-month period ended September 30, 2007, a decrease of approximately 9%.

•	Operating income of $17.7 million versus operating income of $1.4 million in the fiscal three-month period ended September 30, 2007.

•	Net loss of $34.9 million compared to net loss of $74.5 million in the fiscal three-month period ended September 30, 2007.

“In the third quarter, we registered solid sales growth on a year-over-year basis primarily driven by the pricing actions we implemented during the year with some additional favorable impact from foreign exchange rates. Although Adjusted EBITDA was down in the quarter from the same period last year, our gross profit margin improved on a sequential basis, as we were able to offset a greater percentage of cost inflation than last quarter,” said Jonathan Rich, president and CEO. He added, “While weakening global demand and high costs for certain raw materials have created a difficult operating environment, we continue to focus on cost-savings measures and offering innovative products and services.”

For more information, interested parties may participate in Momentive’s Third Quarter 2008 Conference Call on Thursday, November 13, 2008 at 9:00 A.m. EST:

U.S. Toll-Free:	888.396.2369
Outside of the U.S.:	+617.847.8710
Password:	61104172

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations on flexibility in operating our business contained in the documents governing our indebtedness; changes in prices and availability of raw materials and key intermediates and rising energy costs. For a more detailed discussion of these and other risk factors, see our Form 10-Q for the quarterly period ended September 28, 2008 and our Form 10-K for the year ended December 31, 2007. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollars and percentages of net sales, for the fiscal three-month periods ended September 28, 2008 and September 30, 2007.

	Fiscal three-month periods ended
	September 28, 2008		September 30, 2007
	(dollars in millions)
Net sales	$699.9	100.0%	$624.4	100.0%
Cost of sales, excluding depreciation	472.2	67.5%	395.4	63.3%

Gross profit	227.7	32.5%	229.0	36.7%

Selling, general and administrative expenses	182.0	26.0%	197.8	31.7%
Research and development expenses	18.4	2.6%	18.8	3.0%
Restructuring and other costs	9.6	1.4%	11.0	1.8%

Operating income	17.7	2.5%	1.4	0.2%
Other income (expenses)
Interest expense, net	(68.6)	(9.8)%	(70.5)	(11.3)%
Other income, net	11.7	1.7%	(6.6)	(1.1)%
Minority interests	(0.1)	—	0.2	—

Loss before income taxes	(39.3)	(5.6)%	(75.5)	(12.1)%

Income taxes	(4.4)	(0.6)%	(1.0)	(0.2)%

Net loss	$(34.9)	(5.0)%	$(74.5)	(11.9)%

Net Sales by Segment
Silicones	$634.4	90.6%	$562.3	90.1%
Quartz	65.5	9.4%	62.1	9.9%

Total	$699.9	100.0%	$624.4	100.0%

Net Sales. Net sales in the fiscal three-month period ended September 28, 2008 were $699.9 million, compared to $624.4 million for the same period in 2007, an increase of approximately 12%. The increase was primarily due to increases in selling prices and foreign currency exchange rate fluctuations of approximately 5%.

Net sales for our Silicones segment in the fiscal three-month period ended September 28, 2008 were $634.4 million, compared to $562.3 million for the same period in 2007, an increase of approximately 13%. The increase was primarily due to increases in selling prices and foreign currency exchange rate fluctuations of approximately 5%.

Net sales for our Quartz segment in the fiscal three-month period ended September 28, 2008 were $65.5 million, compared to $62.1 million for the same period in 2007, an increase of approximately 6%. The increase was primarily due to increases in sales of ceramics products and crucibles for the photovoltaic market. Overall demand for semiconductor related products remained weak during the fiscal three-month period ended September 28, 2008.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended September 28, 2008 was $472.2 million, compared to $395.4 million for the same period in 2007, an increase of approximately 19%. The increase was primarily due to the increase in net sales and inflation in raw materials, energy and transportation costs. In addition, cost of sales was impacted by the changes in foreign currency exchange rates.

Gross Profit. Gross profit in the fiscal three-month period ended September 28, 2008 was $227.7 million, compared to $229.0 million for the same period in 2007, a decrease of approximately 1%. The decrease was primarily due to the increase in cost of sales, partially offset by the increase in net sales.

Covenant Compliance

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes (i) require the maintenance of a net first-lien secured indebtedness to Adjusted EBITDA ratio and/or (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet certain financial tests. For example, the indenture covenants restrict our ability to incur additional indebtedness (subject to certain exceptions) unless we are able to comply, on a pro forma basis, with an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Inability to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. We are in compliance with the covenant requirements at September 28, 2008.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments as described in the table and footnotes below, permitted in calculating covenant compliance in the indentures governing the notes and the credit agreement governing our credit facilities to test the permissibility of certain types of transactions. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(dollars in millions)
Net loss	$(34.9)	(74.5)	(129.9)	(176.4)
Interest expense, net	68.6	70.5	206.2	209.4
Income taxes	(4.4)	(1.0)	19.0	7.8
Depreciation and amortization	63.0	101.3	178.4	219.9

EBITDA	$92.3	96.3	273.7	260.7

Minority interest (a)	$(0.1)	—	(0.3)	—
Net Cash, Purchase accounting effects (b)	—	(0.8)	—	26.9
Stand-alone cost adjustments (c)	—	1.5	2.2	0.4
Cost savings – new initiatives (d)	0.8	—	13.3	1.9
Restructuring and other costs (e)	9.6	11.0	22.6	24.0
Transaction, initial costs and other non-cash items (f)	2.7	7.9	0.2	24.8

Adjusted EBITDA	$105.3	115.9	311.7	338.7

(a) Reflects the elimination of minority interests resulting from the Shenzhen joint venture.

(b) Represents non-cash charges in costs of sales during the fiscal nine-month period ended September 30, 2007 resulting primarily from the sales of inventories revalued at fair value through purchase accounting at the date of the Acquisition.

(c) For the fiscal three and nine-month periods ended September 28, 2008, reflects transition services provided by GE. For the fiscal nine-month period ended September 30, 2007 reflects additional costs required to achieve normalized stand alone functionality offset by $12.2 million of transition services provided by GE, as well as $21.4 million of stand-alone cost incurred.

(d) Represents estimated cost savings from initiatives being implemented by management, including headcount reductions and indirect cost savings. The year-to-date period ended September 28, 2008 includes the pro-forma effect of these savings as if implemented as of January 1, 2008.

(e) Relates primarily to restructuring and non-recurring expenditures.

(f) For the fiscal three and nine-month periods ended September 28, 2008 and September 30, 2007, represents (i) non-cash mark-to-market revaluation of foreign currency forward contracts, and unrealized gains or losses on revaluation of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (ii) management fee paid to Apollo, (iii) stock-based compensation, and (iv) other non-recurring costs.

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